Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Daré Bioscience, Inc. (the “Company”) of our report dated March 26, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024, and for each of the years then ended (which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern), which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

August 26, 2026

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